Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of April 16, 2018 (the “Effective Date”), by and between CELSIUS HOLDINGS, INC., a Nevada corporation (the “Company”) and JOHN FIELDLY (“Executive”). The Company and Executive are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

RECITAL

WHEREAS, the Company is actively engaged in the business of manufacturing and distributing functional supplements and other digestible products in various delivery systems; and,

WHEREAS, Company desires to employ Executive and Executive desires to be employed pursuant to the terms of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1.
Employment of Executive

The Company agrees to employ Executive, and Executive accepts employment with the Company, on and subject to the terms and conditions set forth in this Agreement.

Article 2.
Duties of Executive

Section 2.1.      Position and Duties. During the Term (as hereinafter defined), the Company agrees to employ Executive as its Chief Executive Officer (“CEO”) and agrees Executive will serve as a member the Company’s Board of Directors (the “Board”). Executive shall report solely to the Board; and perform those services customary to the office of a CEO and such other lawful duties that may be reasonably assigned to him from time to time by the Board that are consistent with Executive’s position. As part of Executive’s duties, he shall have the right to approve the hiring and to terminate the employment of any other employee of the Company, other than C-Suite executives, who may only be terminated with concurrence of the Board.

Section 2.2.      Time Devoted to Work. Executive further agrees to use his best efforts to promote the interests of the Company and to devote substantially all of his business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed). act or serve as a director, trustee, or committee member of any type of business, civic, or charitable organization (but not to exceed three (3) organizations); and (b) purchase or hold any ownership interest of any investment; provided that (i) such ownership represents a passive investment and does not exceed a five (5%) equity ownership in such entity; and (ii) Executive is not a controlling person of, or a member of a group that controls, such entity; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder.

Article 3.
Place of Employment

Section 3.1.      Place of Employment. Executive shall be based at the Company’s principal office at 2424 N. Federal Highway, Suite 208 Boca Raton, FL 33431.

Article 4.
Compensation of Executive

Section 4.1.      Base Salary. For all services rendered by Executive under this Agreement, the Company agrees to pay Executive an annual base salary of $410,000 (“Base Salary”), effective on the Effective Date. Base Salary shall be payable to Executive in such installments, but not less frequently than monthly, as are consistent with the Company’s practice for its other executives. Executive’s Base Salary shall be reviewed for an increase at least once annually by the Board.

Section 4.2.      Performance Bonus. Executive will be eligible to receive a performance bonus during each calendar year of employment with the Company, with a minimum target bonus equal to 50% of Executive’s then current Base Salary, calculated upon Celsius achieving not less than 80% of the applicable annual business plan approved by the Board prior to the applicable calendar year. (the “Performance Bonus”). The award of each year’s Performance Bonus shall be based upon performance criteria to be determined by the Board after consultation with Executive and within thirty (30) days of calendar year-end for each subsequent calendar year, but subject, in any event, subject to the discretion of the Board (the “Performance Criteria”). The minimum amount of each annual Performance Bonus shall be 50% of Executive’s then current Base Salary, provided the Company shall achieve 80% of the Performance Criteria for such year.

Section 4.3.      Equity Awards.

(a)       On the Effective Date, the Company will grant Executive options under the 2015 Stock Incentive Plan (the “Plan”) to purchase up to 300,000 shares of common stock of the Company. The options will vest in three equal annual installments of 100,000 shares on the Effective Date on the first and second anniversaries of the Effective Date. The exercise price of the options will be equal to the average closing price of the Company’s common stock during the ten (10) trading days preceding the Effective Date, as reported by Nasdaq. The options shall be granted first as incentive stock options (“ISOs”) and then as non-qualified stock options (to the extent required by law).

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(b)       Executive will be entitled to an annual equity award under the Plan (or a successor plan) in an amount and on terms determined by the Board based upon the annual Performance Criteria adopted by the Board.

(c)       The term of any options granted to Executive shall be not less than five (5) years from the date of grant. No changes may be made to any equity award or to the Plan (or successor plan) under which any equity award was granted to Executive, that adversely impacts Executive’s interest without the Executive’s consent. For purposes of this provision, any modification to an ISO that may cause it to cease to be an ISO shall be deemed to adversely impact Executive. All stock options may be exercised pursuant to a cashless exercise, to the extent permitted by the Plan (or successor plan) and as otherwise permitted by applicable law and regulations. All options or other equity awards granted under the Plan (or successor plan) shall be subject to the terms and conditions of the Plan (or successor plan), which shall control.

Section 4.4.      Representations of the Company Regarding Compensation Plans and Arrangements. The Company represents to the Executive that all plans and arrangements providing for performance-based compensation and equity compensation provided hereunder have been properly approved and authorized by the Board, and where applicable, shareholders of the Company. All equity plans comply with the requirements of federal and applicable state securities laws and the rules and regulations of Nasdaq, so that the awards granted to Executive hereunder are valid and not subject to rescission or forfeiture.

Section 4.5.      Reimbursement for Business Expenses. The Company shall promptly pay or reimburse Executive for all reasonable business expenses incurred by Executive in performing Executive’s duties and obligations under this Agreement. Executive agrees to properly account for his business expenses in accordance with the Company’s policies as in effect, from time to time during the Term.

Article 5.
Vacations and Other Paid Absences

Section 5.1.      Vacation Days. Executive shall be entitled to twenty (20) days paid vacation each calendar year during the Term. Vacation days shall accrue in accordance with the policy established by the Company for its executives from time to time and the extent not used, shall not be carried over to the next calendar year.

Section 5.2.      Holidays. Executive shall be entitled to the same paid holidays as authorized by the Company for its other executives.

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Section 5.3.      Sick Days and Personal Absence Days. Executive shall be entitled to the same number of paid sick days and personal absence days authorized by the Company for its other executives.

Article 6.
Life and Disability Insurance

The Company may, in its sole discretion, maintain in effect during the Term, life and/or disability policies on the life of Executive in such amounts as the Company shall in its sole discretion decide to maintain during the Term. Any proceeds payable under such policies shall be paid to the beneficiary or beneficiaries designated in writing from time to time by Executive in the case of death or to Executive or his legal representatives in the case of Disability and such proceeds shall be applied to amounts due Executive or his heirs or legal representatives from the Company pursuant to Section 8.2 or Section 8.3.

Article 7.
Benefit Plans

Section 7.1.      Executive Benefit Plans. Executive shall be entitled to participate in and receive benefits from all of the Company’s executive benefit plans that are maintained by the Company for its executives as of the Effective Date, including, but not limited to any retirement plan, profit-sharing plan, or other executive benefit plan that the Company establishes for the benefit of its executives after the Effective Date (“Executive Benefit Plans”). No amounts paid to Executive from an Executive Benefit Plan shall count as compensation due Executive as Base Salary or Performance Bonus provided for hereunder. Nothing in this Agreement shall prohibit the Company from modifying or terminating any of its Executive Benefit Plans in a manner that does not discriminate between Executive and other executives of the Company. The Company reserves the right to amend or cancel any Executive Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

Section 7.2.      Broad-Based Employee Benefits Plans. Executive shall be entitled to participate in all broad-based employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with the terms of the applicable Employee Benefit Plans and applicable law. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

Article 8.
Term and Termination

Section 8.1.      Term. Executive’s employment shall commence on the Effective Date and shall continue until December 31, 2020 unless extended or terminated sooner (the “Term”), provided, however, that if either Party does not wish to renegotiate extension or renewal of this Agreement, or if, in the case of the Company, the Company does not wish to renew this Agreement and Executive’s employment on terms no less favorable than those in this Agreement during the initial Term (“Non-Renewal”), the non-renewing Party shall give the other Party written notice of such intention not less than ninety (90) days prior to expiration of the Term. For the avoidance of doubt, neither the Company nor Executive shall be obligated to negotiate or enter into any subsequent agreement or extension or renewal of this Agreement or otherwise extend Executive’s employment by the Company.

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Section 8.2.      Termination at Executive’s Death. Executive’s employment with the Company shall terminate upon Executive’s death. If Executive’s employment terminates because of Executive’s death, the Company shall pay, within thirty (30) days of the Termination Date, a lump sum death benefit to the person or persons designated in a written notice filed with the Company by Executive or, if no person has been designated, to Executive’s legal representatives or estate. The amount of the lump sum death benefit will equal the amount of Executive’s then current annual Base Salary plus a pro rata amount of Performance Bonus, based upon the annual Performance Bonus paid Executive most recently prior to Executive’s death, multiplied by the number of months remaining in the Term, up to a maximum of six (6) months. If Executive’s employment terminates due to his death, the vesting and exercisability of any options or other equity incentives awarded under the Plan (or any successor plan), will accelerate on the Termination Date, so that the options or other equity incentives awarded will vest, as if Executive had remained employed for the number of months remaining in the Term, up to a maximum of six (6) months.

Section 8.3.      Termination after Executive’s Disability. Except as may otherwise be required or prohibited by state or federal law, if because of illness or injury Executive becomes unable to work full time for the Company for more than ninety (90) consecutive days or one hundred and eighty (180) days, whether or not consecutive in any twelve (12) month period during the Term (“Disability”) the Company may, in its sole discretion, at any time after the Disability occurs and provided Executive has not returned to full time employment with the Company, the Company may terminate Executive’s employment upon written notice to Executive. In such event the Executive will receive Executive’s Base Salary plus a pro rata amount of Performance Bonus, based upon the annual Performance Bonus paid Executive most recently prior to Executive’s Disability, multiplied by the number of months remaining in the Term, up to a maximum of six (6) months. If Executive’s employment terminates due to Disability, (a) Executive will be entitled to continue participation, during the time he is receiving his Base Salary and Performance Bonus from the Company, in any Executive Benefit Plan and/or Employee Benefit Plan which he was participating in at the date of termination, provided that the terms of such Executive Benefit Plan or Employee Benefit Plan and applicable law permit such continued participation; and (b) the vesting and exercisability of any options or other equity incentives awarded under the Plan (or any successor plan), will accelerate on the Termination Date, so that the options or other equity incentives awarded will vest, as if Executive had remained employed for the number of months remaining in the Term, up to a maximum of six (6) months.

Section 8.4.      Termination by the Company for Cause or by Executive Without Good Reason. The Executive’s employment hereunder may be terminated by the Company for Cause (as hereinafter defined) or by Executive without Good Reason (as hereinafter defined). If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive the following (“Accrued Amounts”):

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(a)      any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid in accordance with the Company’s customary payroll procedures;

(b)      any earned but unpaid Performance Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;

(c)      reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(d)      such employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

In addition to the foregoing, all options or other equity incentive awards granted to Executive under the Plan (or any successor plan), to the extent unvested, shall terminate forthwith.

Section 8.5.      Without Cause or for Good Reason or upon Non-Renewal. Executive’s employment hereunder may be terminated by the Company without Cause, by Executive for Good Reason or upon Non-Renewal as provided in Section 8.1. In the event of such termination or upon Non-Renewal by the Company, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Articles 9 and 10 of the Agreement, Executive shall be entitled to the following:

(a)      Executive’s Base Salary in effect on the Termination Date, paid in equal installment payments in accordance with the Company’s normal payroll practices for a period of (i) twelve (12) months from the Termination Date;

(b)      If the Termination Date occurs after the first anniversary of the Effective Date, the target annual Performance Bonus for the calendar year in which the termination occurs, pro-rated for that portion of such year during which Executive is employed pursuant to this Agreement, which shall be paid when otherwise due in accordance with the terms of this Agreement;

(c)       All option grants or equity awards to Executive under the Plan (or any successor plan), to the extent vested as of the Termination Date.

(d)       If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement for the same period in which the payments of severance are payable to Executive.

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In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 8.5 shall not be reduced by compensation Executive earns on account of employment with another employer.

Section 8.6.      Notice of Termination. Any termination of Executive’s employment by the Company or Executive, must be communicated to the other Party by a written notice. The notice must specify the provision of this Agreement providing the basis for the termination.

Section 8.7.      Special Terms. For purposes of this Agreement, the following terms have the following meanings:

(a)       the term “Cause” shall mean the occurrence of any of the following, in each case during the Term:

(i)       an action or omission of the Executive which constitutes a material breach of, or failure or refusal (other than by reason of his disability) to perform his material duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same;

(ii)      Executive’s fraud, embezzlement, or misappropriation of funds in connection with his services hereunder;

(iii)     Executive’s conviction of any crime which involves dishonesty, moral turpitude or any felony;

(iv)     gross negligence of Executive in connection with the performance of Executive’s material duties hereunder, which is not cured within fifteen (15) days after written receipt by the Executive of written notice of same;

(v)      violation by Executive of Article 9 or Article 10 of this Agreement; or

(vi)     the entry by a court of competent jurisdiction of permanent injunctive or other declaratory relief prohibiting or determining that Executive’s service as an officer, director or employee of the Company, as the case may be, violates a prior agreement between Executive and a prior employer of Executive.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of the Board after the expiration of applicable notice, hearing and cure provisions.

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(b)       the term “Change in Control” shall mean the occurrence of one of the following events (excluding acquisitions of stock or assets by any beneficial owner of five percent (5%) or more of the Company’s common stock as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 or their respective affiliates):

(i)       one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 50% or more of the total voting power of the stock of the Company;

(ii)      the sale of all or substantially all of the Company’s assets; or

(iii)     individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose nomination was approved by the affirmative vote of the Board, shall be considered as though such person were a member of the Incumbent Board.

(c)       the term “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

(i)       a reduction in Executive’s Base Salary;

(ii)      a reduction in Executive’s Performance Bonus opportunity or equity incentive opportunity;

(iii)     any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Executive and the Company;

(iv)     the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v)      an adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

(vi)     an adverse change in the reporting structure applicable to the Executive.

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The Executive cannot terminate his employment for Good Reason hereunder unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason and the Company has had at least fifteen (15) days from the date on which such notice is provided to cure such circumstances.

(d)       The term “Termination Date” shall mean:

(i)       If Executive’s employment terminates because of Executive’s death, then Executive’s employment will be considered to have terminated on the date of Executive’s death.

(ii)      If Executive’s employment is terminated by Executive, then Executive’s employment will be considered to have terminated on the date that notice of termination is given.

(iii)     If Executive’s employment is terminated by the Company (whether after Disability, for Cause or without Cause), then Executive’s employment will be considered to have terminated on the date specified by the notice of termination.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended or any successor statute (the “Code”).

Section 8.8.      Change in Control Payments. If following a Change in Control and prior to expiration of the Term, the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then, in addition to amounts which Executive is entitled to receive from the Company pursuant to this Article 8, the Company shall pay to Executive, within ten (10) days of the Termination Date, a lump sum equal to twice Executive’s total compensation (including Performance Bonus, if any) for the two calendar years prior to the year in which the termination occurs.

Section 8.9.      Section 280G. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with the termination of Executive’s employment, whether following a Change in Control or otherwise, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 8.9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax; to (b) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 8.9 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

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All calculations and determinations under this Section 8.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 8.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 8.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection

Article 9.
Confidential Information

Section 9.1.      Confidential Information Defined. “Confidential Information” as used in this Employment Agreement shall mean any and all technical and non-technical information, regardless of format, belonging to, or in the possession of, the Company or its officers, directors, executives, affiliates, subsidiaries, clients, vendors, or executives, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to the Company’s business or any other current, future and/or proposed business, product or service contemplated by the Company; and includes, without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information.

Section 9.2.      Disclosures. Executive agrees that he shall, at no time during or after termination of this Employment Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this Employment Agreement or as otherwise required by law. Executive agrees that he shall disclose Confidential Information only to the Company’s employees, consultants and advisors who need to know such information and who Executive believes have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional disclosure of Confidential Information. Executive’s obligations with respect to any portion of Confidential Information shall terminate only when: (a) such information is lawfully in the public domain; or (b) the communication was in response to a valid order or subpoena issued under the authority of a court of competent jurisdiction, provided, however that Executive shall promptly notify the Company of his notice of any such order or subpoena and he agrees to cooperate reasonably with the Company in an attempt to limit or avoid such disclosure.

Section 9.3.      This Article 9 shall survive expiration or termination of this Agreement.

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Article 10.
Noncompetition; Non-Solicitation

Section 10.1.    Noncompetition. For a period of eighteen (18) months from the Termination Date or if this Executive’s employment pursuant to this Agreement is terminated pursuant to Section 8.5 for the period that Executive is entitled to receive severance payments pursuant to this Agreement (the “Restricted Period”), Executive agrees not to directly or indirectly own, manage, control, operate or serve as a director, manager, officer, director, partner or employee of; have any direct or indirect financial interest in (other than an interest in a prior employer); or assist in any way; any person or entity that competes with any business conducted by the Company or any of the Company’s affiliates at the date of termination of Executive’s employment or within six (6) months prior thereto in any geographic region in which the Company conducts such business.

Section 10.2.    Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, take any of the following actions, and, to the extent Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, Executive shall use his best efforts to ensure that such business does solicit employment or a similar relationship as an independent contractor or employ or retain as an independent contractor, any person who during the Restricted Period is or within one (1) year prior to the date of termination of Executive’s employment with the Company was, an employee of or independent contractor to the Company or attempt to persuade any customer, prospective customer, vendor or supplier who during the Restricted Period is or within one (1) year prior to the date of termination of Executive’s employment with the Company was, a customer, prospective customer, vendor or supplier of the Company, to cease doing business with the Company, or to reduce the amount of business it does with the Company.

Section 10.3.     Survival. This Article 10 shall survive any expiration or termination of this Agreement.

Article 11.
Intellectual Property

Section 11.1.     Intellectual Property.

(a)       All creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which are conceived by Executive or developed by Executive in the course of his employment with the Company, whether prior to or during the Term, whether conceived alone or with others and whether or not conceived or developed during regular business hours, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act.

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(b)       To the extent, if any, that Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to his employment with the Company, Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify Executive, or not to identify him, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, and right of privacy, contract, tort or other legal theory.

(c)       Executive will promptly inform the Company of any Creations. Executive will also allow the Company under reasonable conditions to inspect any Creations he conceives or develops within one (1) year after the termination of his employment for any reason to determine if they are based on Confidential Information. Executive shall (whether during his employment or after the termination of his employment) execute such written instruments and do other such acts as may be reasonable and necessary to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and Executive hereby irrevocably appoints the Company and any of its officers as his attorney in fact to undertake such acts in his name). Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of his employment for any reason. The Company shall reimburse Executive for any out-of-pocket expenses (but not attorneys’ fees) he incurs in connection with his compliance with this Section 12.1.

Section 11.2.     Survival. This Article 11 shall survive any expiration or termination of this Agreement.

Article 12.
Enforcement

Section 12.1.    Reasonableness of Restrictions. Articles 9, 10 and 11 of this Agreement are intended to protect the Company’s interest in its Confidential Information, goodwill and established employee and customer relationships. Executive agrees that such restrictions are reasonable and appropriate for this purpose.

Section 12.2.    Specific Enforcement. Notwithstanding anything else provided in this Agreement, Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Executive of Article 9, 10 and 11 of this Agreement. Accordingly, if Executive breaches any term of Articles 9, 10 and 11 of this Agreement the Company shall be entitled, in addition to all other remedies that it may have, to a temporary and preliminary injunction or other appropriate equitable relief to restrain any such breach without showing or providing any actual damage to the Company from any court having competent jurisdiction over Executive.

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Article 13.
Miscellaneous

Section 13.1.    Disputes.

(a)       In the event of any claim or dispute under this Agreement, the Parties shall first submit the matter to non-binding mediation.  Both Parties shall be equally responsible for the costs of the mediation.  In the event the Parties are unable to settle the matter through mediation, the Parties agree to resolve any dispute arising under or relating to the interpretation or enforcement of this Agreement, Executive’s employment or the termination of the Executive’s employment before the Florida state courts of Palm Beach County, Florida or the United States District Court for the Southern District of Florida, and hereby consent to the exclusive jurisdiction of such courts. Accordingly, with respect to any such court action, Executive and the Company each (i) submit to the personal jurisdiction of these courts; and (ii) waive objection to jurisdiction based on improper venue or improper jurisdiction.

(b)       The prevailing Party shall be entitled to reasonable attorneys’ fees and costs from the non-prevailing Party in connection with any action filed under this Section 13.1.

Section 13.2.    Integration. This Employment Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties concerning such subject matter.

Section 13.3.    Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Section 13.4.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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Section 13.5.     Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 13.6.      Notices. Notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Financial Officer. Notices shall be effective on receipt.

Section 13.7.      Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

Section 13.8.      Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of Florida for contracts to be performed in that state and without giving effect to the conflict of laws principles of Florida or any other state.

Section 13.9.      “Affiliate” Defined. As used in this Agreement, the term “affiliate” of a Party shall mean any person who controls, is controlled by or who is under common control with a Party.

Section 13.10.    Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, .PDF or other electronic transmission (which shall be deemed to be an original), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

THE COMPANY:

CELSIUS HOLDINGS, INC.

By:	/s/ William H. Milmoe
William H. Milmoe, Chairman

EXECUTIVE:

/s/ John Fieldly
John Fieldly

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